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                                      EXHIBIT 5


[CoCensys, Inc. Letterhead]


January 8, 1999


CoCensys, Inc.
201 Technology Drive
Irvine, CA  92618

Ladies and Gentlemen:

You have requested my opinion as General Counsel of CoCensys, Inc., a Delaware corporation (the "Company") with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of the following shares (the "Shares"): (i) up to 200,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), pursuant to the Company's 1995 Employee Stock Purchase Plan, as amended (the "1995 Plan"), and (ii) up to 2,000,000 shares of Common Stock pursuant to the Company's 1998 Non-Officer Equity Incentive Plan (the "1998 Plan").

In connection with this opinion, I have examined the Registration Statement, the 1995 Plan and related Prospectus, the 1998 Plan and related Prospectus, your Amended and Restated Certificate of Incorporation, as amended, and Bylaws, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the 1995 Plan and related Prospectus or the 1998 Plan and related Prospectus, as applicable, and the Registration Statement, will be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/  ROBERT R. HOLMEN
------------------------------
Robert R. Holmen
General Counsel



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